For Immediate Release                                              Exhibit 99.1
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Contact:  Alfred C. Angelone
          Chairman & CEO
          ASA International Ltd.
          www.asaint.com
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          508 626-2727

ASA INTERNATIONAL LTD. REPORTS FIRST QUARTER 2004 RESULTS

FRAMINGHAM, MA-- May 14, 2004--ASA INTERNATIONAL LTD. (NASDAQ: ASAA) today announced its results for the first quarter ended March 31, 2004.

Revenues for the first quarter of 2004 were $4,239,000 compared to $4,295,000 in the first quarter of 2003. The Company reported earnings from operations for the first quarter of 2004 of $52,000, compared to a loss from operations of $235,000 for the first quarter of 2003.

The net earnings for the first quarter of 2004 were $1,051,000, or $.54 per basic and $.53 per diluted share, compared to a net loss of $107,000, or $(.05) per basic and diluted share, for the first quarter of 2003. A pretax gain of $1,463,000 on the sale of marketable securities is included in the net earnings for the first quarter of 2004.

All per share amounts reflect the May 30, 2003 reverse/forward split of ASA's common stock that resulted in a one-for-two-reverse split and a cash-out of shareholders who held fewer than 200 shares.

About ASA International Ltd.

Since its inception in 1969, ASA International Ltd., has been designing, developing and implementing enterprise software solutions coupled with services and on-going support to hundreds of businesses in North America, South America and Europe. ASA specializes in providing enterprise business-to-business software solutions and value-added services to vertical markets. ASA enterprise solutions enable its customers to achieve maximum return on their information technology investment because they provide the tools to simplify the processes required to plan, manage and control the entire business life-cycle.

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This press release contains forward-looking statements that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are delays in product development, competitive pressures, general economic conditions and the risk factors detailed in the company's periodic reports and registration statements filed with Securities and Exchange Commission.